Exhibit 99.1

Virginia American Water Files Rate Request
Driven by More Than $115 Million in Investment
Request reinforces company’s commitment to providing safe, clean, reliable and affordable water and wastewater service

ALEXANDRIA, Va. (November 3, 2025) – Virginia American Water filed a request today with the Virginia State Corporation Commission (SCC) for new rates, reflecting more than $115 million in water and wastewater system investments. The request reinforces the company’s commitment to replacing aging infrastructure and continuing to provide safe, clean, reliable and affordable service in compliance with environmental regulations for the benefit of customers.

“Our commitment to long-term investments in our water and wastewater systems helps ensure we continue to deliver high-quality service across the Commonwealth,” said Laura Runkle, President of Virginia American Water. “Our approach underscores our commitment to the health and safety of our customers and the communities we serve.”

Among the investments included in the request are updates at water treatment plants, replacement of aging water pipelines, and upgrades to storage tanks, pumping stations, meters and more. The company’s last general rate case was filed in November 2023.

In today’s filing, Virginia American Water is seeking a total annual revenue increase of approximately $21.9 million. If the company’s proposed rates are approved as requested, the monthly water and wastewater bills for the average residential customer using 4,000 gallons per month would each increase by approximately $11 per month.

The new rates proposed in today’s filing are a request only. Interim rates, based on the company’s proposed increase, are planned to take effect on or about May 1, 2026. Once a final decision has been made by the SCC, the difference between the interim and final approved rates is subject to a refund. Customers will be informed of the approved rates by mail and on the company’s website.

Virginia American Water offers bill paying assistance programs that include payment plans, budget billing and, for income-eligible customers, the company’s H2O Help to Others customer assistance program. More information can be found by clicking the Customer Assistance Program link under Customer Service & Billing on the company’s website.

The SCC’s rate review process offers multiple opportunities for customer involvement. Customers can participate through written comments, attendance at public input hearings, and consumer advocacy organizations that participate in the proceedings. For more information on the company’s rate proposal and to learn how customers may participate in this process, visit the virginiaamwater.com rates information page here.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Virginia American Water
Virginia American Water, a subsidiary of American Water, is the largest regulated water company in the state, providing safe, clean, reliable and affordable water and wastewater services to approximately 384,000 people.

For more information, visit virginiaamwater.com and join Virginia American Water on Facebook, X, and LinkedIn.

AWK-IR

Media Contact:
Marybeth Leongini
Senior Manager, External and Government Affairs
Marybeth.leongini@amwater.com

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